EXHIBIT 10.2


                                             As of January 11, 2006


Mr. Mark Shapiro

                  Re:  Grant of Restricted Stock

Dear Mr. Shapiro:

      On January 11, 2006, the Compensation Committee of the Board of Directors of Six Flags, Inc., a Delaware corporation (the "Company") granted to you 250,000 restricted shares ("Restricted Shares") under the Company's 2001 Stock Option and Incentive Plan (the "Plan").

      A copy of the Plan is annexed to this letter agreement (the "Restricted Stock Agreement") and shall be deemed a part of this Restricted Stock Agreement as if fully set forth herein, subject to the terms of the Employment Agreement between you and the Company, dated September 26, 2006 (the "Employment Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

      1. During the Restriction Period (as defined below) relating to the Restricted Shares, such Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered by you. Except as provided in this Restricted Stock Agreement or the Employment Agreement, you, as the owner of Restricted Shares, shall have all the rights of a holder of common stock of the Company, including but not limited to the right to receive all cash dividends or distributions paid on and the right to vote such Restricted Shares until the date, if any, that such Restricted Shares shall have been forfeited pursuant to
Section 2 hereof.

      2. The Restriction Period, during which the Restricted Shares shall, except as otherwise provided in Section 6 hereof, be forfeited if you are no longer employed by the Company or any subsidiary corporation of the Company and during which the restrictions contained in this Restricted Stock Agreement on your rights to sell, assign, transfer or encumber the Restricted Shares and to hold the certificates representing the Restricted Shares are applicable, shall expire on 50% of your Restricted Shares on each of January 11, 2009 and January 11, 2010 (each such date is hereinafter defined as a "Vesting Date"), provided that you are continuously employed by the Company (or by any subsidiary corporation of the Company if you are not then employed by the Company) from the date of the grant of Restricted Shares until the applicable Vesting Date, as the case may be (the "Restriction Period"). Except as otherwise provided in Section 6 hereof, if your employment with the Company terminates (and your employment with any subsidiary corporation of the Company that you are then employed with also terminates) prior to an applicable Vesting Date, the Restricted Shares for which the restrictions have not yet expired shall be forfeited. Certificates representing any Restricted Shares that have been forfeited shall be cancelled by the Company, and you shall have no further rights with respect to such forfeited Restricted Shares.

      3. Each certificate representing Restricted Shares shall be registered in your name, be deposited by you with the Company together with a stock power endorsed in blank and shall bear the following, or a substantially similar, legend:

            "The Common Stock represented by this Certificate has been issued pursuant to the terms and conditions, including forfeiture, contained in the definitive Employment Agreement between Six Flags, Inc. and Mark Shapiro and the related grant letter dated as of January 11, 2006 and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except in accordance therewith. A copy of such Employment Agreement and grant letter are on file in the executive offices of Six Flags, Inc."

      4. After the Restriction Period with respect to any of your Restricted Shares has expired, upon your written request or the written request of your legal representative, permitted successor or heir, the Company shall deliver to you, or such legal representative, permitted successor or heir, a certificate or certificates for such Restricted Shares, without the legend referred to in
Section 3 hereof (the "Shares"). Shares, when delivered to you, shall be fully paid and nonassessable and shall be free and clear of any and all liens, encumbrances, charges and other third party rights. The Company agrees that all Shares delivered hereunder shall be (i) validly issued; (ii) registered for resale by you (or a permitted transferee) under Federal and state securities laws and shall remain registered so long as the Shares may not be freely sold in the absence of such registration and (iii) listed, or otherwise qualified, for trading in the United States on each national securities exchange or national securities market system on which the Shares are listed or qualified. Except as provided herein or by the Plan, the Employment Agreement or applicable law, this Grant of Restricted Stock may not be cancelled for any reason without your prior written consent.

      The Company shall pay all issue or transfer taxes imposed upon the issuance or transfer of the Shares, as well as all fees and expenses incurred by the Company in connection with such issuance or transfer, including, without limitation, all fees and expenses that may be necessitated by the filing or amending of a registration statement under any Federal or state securities law.

      Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act of 1933, as amended, or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the reasonable judgment of the Company's counsel, such restrictions are necessary in order to achieve compliance with the Securities Act of 1933, as amended, or the securities laws of any state or any other law. In the event of any restriction, the Company shall take all such action as may be necessary or appropriate to eliminate such restriction at the earliest possible date.

      5. If the Company is consolidated or merged with another corporation, you shall deposit with the successor corporation the certificates for the stock, securities and other property that you are entitled to receive by reason of your ownership of Restricted Shares and such stock, securities and other property shall become subject to the restrictions and requirements imposed by this Restricted Stock Agreement, and the certificates therefor and other evidence thereof shall bear legends similar in form and substance to the legend set forth in Section 3 hereof.

      6. Notwithstanding Section 2 hereof, the Restriction Period with respect to your Restricted Shares automatically and immediately shall expire, the restrictions thereon shall immediately lapse and all Restricted Shares shall immediately and fully vest if your employment by the Company (or by any subsidiary corporation of the Company if you are not employed by the Company at the time of your termination) (i) terminates by virtue of your death or Disability as provided in Section 4(a) of the Employment Agreement; (ii) is terminated by the Company without Cause or by you for Good Reason as provided in
Section 4(b) of the Employment Agreement or (iii) ceases upon expiration of the Term. In addition, any restrictions on your Restricted Shares shall immediately become null and void and cease to exist and all restrictions thereon shall lapse and all Restricted Shares shall immediately and fully vest in the event of a Change of Control.

      7. You agree that if you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (a "Section 83(b) Election") with regard to any Restricted Shares, you shall notify the Company in writing within two (2) days after making such Election, so as to enable the Company to timely comply with applicable governmental reporting requirements.

      8. Withholding Taxes

      The Company's obligations to deliver Shares upon the expiration of the Restriction Period shall be subject to your satisfaction of all applicable Federal, state and local income, excise and employment tax withholding requirements ("Tax Obligations"). Withholdings shall be calculated at the minimum statutory rate. You may satisfy any such Tax Obligations (a) by payment of the applicable tax in cash to the Company, (b) by authorizing the Company to withhold Shares that would otherwise have been delivered to you having a fair market value as defined in the Employment Agreement equal to, but not greater than, the minimum amount of tax required to be withheld; or (c) by any combination of (a) and (b).



      9.    Entire Agreement, Grant Subject to Plan; Conflict

      Except for the Employment Agreement, this Restricted Stock Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto. This Restricted Stock Agreement is subject to all of the terms, conditions, limitations and restrictions contained in the Plan. In the event of a conflict or inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall be controlling. In the event of a conflict or inconsistency between the terms hereof or the terms of the Plan and the terms of the Employment Agreement, the terms of the Employment Agreement shall be controlling.

      10. Miscellaneous

            (a) This Restricted Stock Agreement is not a contract of employment and the terms of your employment by the Company shall not be affected hereby. Nothing herein shall be construed to impose any obligation on (i) the Company to continue your employment or (ii) you to remain in the employ of the Company.

            (b) You represent that you have had ample opportunity to review the Plan and to ask questions with respect thereto.

            (c) The Company makes no commitment or guarantee to you regarding the federal, state or local tax treatment of the Restricted Shares granted hereby.

            (d) You and the Company hereby agree that, to the extent applicable, this Restricted Stock Agreement shall be interpreted in accordance with Section 409A of the Code and the provisions of Section 20 of the Employment Agreement regarding Section 409A shall, to the extent applicable, be applied to this Restricted Stock Agreement.

            (e) This Restricted Stock Agreement shall be governed by and construed in accordance with the laws of Delaware, without reference to principles of conflict of laws.

            (f) Any disputes arising out of or relating to this Restricted Stock Agreement shall be resolved in accordance with Section 10 of the Employment Agreement, which shall be deemed to be incorporated herein in full.

            (g) No provision of this Restricted Stock Agreement may be amended or modified except in writing signed by you and an authorized officer of the Company. No waiver of any breach or condition of this Restricted Stock Agreement by either party shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any waiver must be in writing and signed by the party against whom the waiver is being enforced (either you or an authorized officer of the Company, as the case may be).

            (h) Except as otherwise expressly set forth in this Restricted Stock Agreement or the Employment Agreement, the respective rights and obligations of you and the Company hereunder shall survive any termination of your employment.

            (i) The Company represents and warrants to you that (i) all corporate action required to be taken by the Company to fully authorize the execution, delivery and performance of this Restricted Stock Agreement and the consummation of the transactions contemplated hereby (including, without any limitation, any action required to be taken by the Board of Directors, any committee of the Board of Directors, or any other person or body to interpret or otherwise act with respect to any Company agreement, policy, program or arrangement) has been duly and effectively taken, (ii) the execution, delivery and performance of this Restricted Stock Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which the Company is a party or by which it is bound, (iii) the person signing this Restricted Stock Agreement on behalf of the Company is duly authorized to do so and (iv) upon the execution and delivery of this Restricted Stock Agreement by the parties, it shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

      Your acceptance of the Restricted Shares shall constitute your agreement to all of the terms and conditions of this Restricted Stock Agreement.

                                 Very truly yours,

                                 SIX FLAGS, INC.



                                 By: /s/ Harvey Weinstein
                                    -----------------------------------------
                                    Harvey Weinstein
                                    Chairman of the Compensation
                                              Committee


Agreed and Accepted:


By: /s/ Mark Shapiro
   ----------------------------
   Mark Shapiro

Enclosures